Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

February 4, 2009

Rackspace Hosting, Inc.

5000 Walzem Rd.

San Antonio, Texas 78218

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) previously filed by you with the Securities and Exchange Commission on August 14, 2008 and the Post-Effective Amendment No. 1 to the Registration Statement to be filed by you or about February 4, 2009, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 26,942,546 shares of your Common Stock (the “Future Issuance Shares”), reserved for issuance pursuant to the 1999 Assumed Stock Option Plan, the 2003 Stock Option Plan, the 2005 Non-Qualified Stock Option Plan, the Amended and Restated 2007 Long-Term Incentive Plan, as amended, the Webmail.us, Inc. 2004 Stock Incentive Plan, the 2008 Employee Stock Purchase Plan, and certain Share Option Agreements issued to employees of Rackspace Limited, a wholly owned subsidiary of Rackspace Hosting, Inc. (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plans.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.